EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-62724, 333-67424 and 333-105497) and Form S-8 (Nos. 333-88543, 333-95713, 333-35738, 333-44768, 333-61218, 333-63900, 333-67730, 333-86324, 333-102771, 333-105498, 333-113856, 333-123377 and 333-132490) of our reports dated March 1, 2007, relating to (1) consolidated financial statements of Silicon Image, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) as of December 31, 2006 and 2005, and for the years then ended, and (2) management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Silicon Image, Inc. for the year ended December 31, 2006.
\s\ DELOITTE & TOUCHE LLP
San Jose, California
March 1, 2007